AMENDMENT TO
EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT
BETWEEN
GPS FUNDS I
AND
GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

This Amendment (the “Amendment”) is entered into as of the 31st day of March 2011, by and between GPS Funds I (f/k/a AssetMark Funds), a Delaware statutory trust (the “Trust”), and Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”).

The parties hereby amend the Expense Waiver and Reimbursement Agreement dated as of the 20th day of October 2006 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

1.           Effective immediately, Appendix A of the Agreement is replaced with Appendix A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first above written.

GPS Funds I

___________________________________
Name:
Title:

Genworth Financial Wealth Management, Inc.

___________________________________
Name:
Title:

SCHEDULE A

Fund	Expense Cap
GuideMarkSM Large Cap Growth Fund	0.99%
GuideMarkSM Large Cap Value Fund	0.99%
GuideMarkSM Small/Mid Cap Core Fund	1.09%
GuideMarkSM World Ex-US Fund	1.09%
GuideMarkSM Opportunistic Equity Fund	1.10%
GuideMarkSM Core Fixed Income Fund	0.79%
GuideMarkSM Tax-Exempt Fixed Income Fund	0.79%

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